SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1 (b) (c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2 (b)
                                (Amendment No. )*

                           Penwest Pharmaceuticals Co.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    709754105
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  May 21, 2008
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)
      |X|   Rule 13d-1(c)
      |_|   Rule 13d-1(d)


                               Page 1 of 13 Pages

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

================================================================================
CUSIP No. 709754105              13G                          Page 2 of 13 Pages
--------------------------------------------------------------------------------
(1)   NAMES OR REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Deerfield Capital, L.P.
--------------------------------------------------------------------------------
(2)   CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
      (a) |_|
      (b) |X|
--------------------------------------------------------------------------------
(3)   SEC USE ONLY

--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               (5)   SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    (6)   SHARED VOTING POWER
   SHARES
 BENEFICIALLY        605,465
  OWNED BY     -----------------------------------------------------------------
    EACH       (7)   SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0
    WITH       -----------------------------------------------------------------
               (8)   SHARED DISPOSITIVE POWER

                     605,465
--------------------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      605,465
--------------------------------------------------------------------------------
(10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS) |_|

--------------------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      1.91%
--------------------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN
================================================================================


                               Page 2 of 13 Pages

================================================================================
CUSIP No. 709754105              13G                          Page 3 of 13 Pages
--------------------------------------------------------------------------------
(1)   NAMES OR REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Deerfield Partners, L.P.
--------------------------------------------------------------------------------
(2)   CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
      (a) |_|
      (b) |X|
--------------------------------------------------------------------------------
(3)   SEC USE ONLY

--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               (5)   SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    (6)   SHARED VOTING POWER
   SHARES
 BENEFICIALLY        144,800
  OWNED BY     -----------------------------------------------------------------
    EACH       (7)   SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0
    WITH       -----------------------------------------------------------------
               (8)   SHARED DISPOSITIVE POWER

                     144,800
--------------------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      144,800
--------------------------------------------------------------------------------
(10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS) |_|

--------------------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      .46%
--------------------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN
================================================================================


                               Page 3 of 13 Pages

================================================================================
CUSIP No. 709754105              13G                          Page 4 of 13 Pages
--------------------------------------------------------------------------------
(1)   NAMES OR REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Deerfield Special Situations Fund, L.P.
--------------------------------------------------------------------------------
(2)   CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
      (a) |_|
      (b) |X|
--------------------------------------------------------------------------------
(3)   SEC USE ONLY

--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               (5)   SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    (6)   SHARED VOTING POWER
   SHARES
 BENEFICIALLY        460,665
  OWNED BY     -----------------------------------------------------------------
    EACH       (7)   SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0
    WITH       -----------------------------------------------------------------
               (8)   SHARED DISPOSITIVE POWER

                     460,665
--------------------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      460,665
--------------------------------------------------------------------------------
(10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS) |_|

--------------------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      1.46%
--------------------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN
================================================================================


                               Page 4 of 13 Pages

================================================================================
CUSIP No. 709754105              13G                          Page 5 of 13 Pages
--------------------------------------------------------------------------------
(1)   NAMES OR REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Deerfield Management Company, L.P.
--------------------------------------------------------------------------------
(2)   CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
      (a) |_|
      (b) |X|
--------------------------------------------------------------------------------
(3)   SEC USE ONLY

--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      New York
--------------------------------------------------------------------------------
               (5)   SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    (6)   SHARED VOTING POWER
   SHARES
 BENEFICIALLY        1,092,185
  OWNED BY     -----------------------------------------------------------------
    EACH       (7)   SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0
    WITH       -----------------------------------------------------------------
               (8)   SHARED DISPOSITIVE POWER

                     1,092,185
--------------------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,092,185
--------------------------------------------------------------------------------
(10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS) |_|

--------------------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      3.45%
--------------------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN
================================================================================


                               Page 5 of 13 Pages

================================================================================
CUSIP No. 709754105              13G                          Page 6 of 13 Pages
--------------------------------------------------------------------------------
(1)   NAMES OR REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Deerfield International Limited
--------------------------------------------------------------------------------
(2)   CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
      (a) |_|
      (b) |X|
--------------------------------------------------------------------------------
(3)   SEC USE ONLY

--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      British Virgin Islands
--------------------------------------------------------------------------------
               (5)   SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    (6)   SHARED VOTING POWER
   SHARES
 BENEFICIALLY        255,200
  OWNED BY     -----------------------------------------------------------------
    EACH       (7)   SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0
    WITH       -----------------------------------------------------------------
               (8)   SHARED DISPOSITIVE POWER

                     255,200
--------------------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      255,200
--------------------------------------------------------------------------------
(10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS) |_|

--------------------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      .81%
--------------------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      CO
================================================================================


                               Page 6 of 13 Pages

================================================================================
CUSIP No. 709754105              13G                          Page 7 of 13 Pages
--------------------------------------------------------------------------------
(1)   NAMES OR REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Deerfield Special Situations Fund International Limited
--------------------------------------------------------------------------------
(2)   CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
      (a) |_|
      (b) |X|
--------------------------------------------------------------------------------
(3)   SEC USE ONLY

--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      British Virgin Islands
--------------------------------------------------------------------------------
               (5)   SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    (6)   SHARED VOTING POWER
   SHARES
 BENEFICIALLY        836,985
  OWNED BY     -----------------------------------------------------------------
    EACH       (7)   SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0
    WITH       -----------------------------------------------------------------
               (8)   SHARED DISPOSITIVE POWER

                     836,985
--------------------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      836,985
--------------------------------------------------------------------------------
(10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS) |_|

--------------------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.65%
--------------------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      CO
================================================================================


                               Page 7 of 13 Pages

================================================================================
CUSIP No. 709754105              13G                          Page 8 of 13 Pages
--------------------------------------------------------------------------------
(1)   NAMES OR REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      James E. Flynn
--------------------------------------------------------------------------------
(2)   CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
      (a) |_|
      (b) |X|
--------------------------------------------------------------------------------
(3)   SEC USE ONLY

--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
               (5)   SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    (6)   SHARED VOTING POWER
   SHARES
 BENEFICIALLY        1,697,650
  OWNED BY     -----------------------------------------------------------------
    EACH       (7)   SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0
    WITH       -----------------------------------------------------------------
               (8)   SHARED DISPOSITIVE POWER

                     1,697,650
--------------------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,697,650
--------------------------------------------------------------------------------
(10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS) |_|

--------------------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.37%
--------------------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN
================================================================================


                               Page 8 of 13 Pages

================================================================================
CUSIP No. 709754105              13G                          Page 9 of 13 Pages
--------------------------------------------------------------------------------

Item 1(a).  Name of Issuer:

            Penwest Pharmaceuticals Co.

            --------------------------------------------------------------------
Item 1(b).  Address of Issuer's Principal Executive Offices:

                  39 Old Ridgebury Road, Suite 11
                  Danbury, Connecticut 06810-5120

            --------------------------------------------------------------------
Item 2(a).  Name of Person Filing:

            James E. Flynn, Deerfield Capital, L.P., Deerfield Partners, L.P., Deerfield Special Situations Fund, L.P., Deerfield Management Company, L.P., Deerfield International Limited, Deerfield Special Situations Fund International Limited

            --------------------------------------------------------------------
Item 2(b).  Address of Principal Business Office, or if None, Residence:

            James E. Flynn, Deerfield Capital, L.P., Deerfield Partners, L.P. Deerfield Special Situations Fund, L.P., Deerfield Management Company, L.P., 780 Third Avenue, 37th Floor, New York, NY 10017 Deerfield International Limited, Deerfield Special Situations International Limited c/o Bisys Management,
            Bison Court, Columbus Centre, P.O. Box 3460, Road Town,
            Tortola, British Virgin Islands
            --------------------------------------------------------------------
Item 2(c).  Citizenship:

            Mr. Flynn - United States citizen

            Deerfield Capital, L.P., Deerfield Partners, L.P. and Deerfield Special Situations Fund, L.P. - Delaware limited partnerships Deerfield Management Company, L.P. - New York limited partnership Deerfield International Limited and Deerfield Special Situations International Limited - British Virgin Islands corporations

            --------------------------------------------------------------------
Item 2(d).  Title of Class of Securities:

            Common Stock

            --------------------------------------------------------------------
Item 2(e).  CUSIP Number:

            709754105

            --------------------------------------------------------------------
Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

      (a)   |_| Broker or dealer registered under Section 15 of the Exchange
            Act.

      (b)   |_| Bank as defined in Section 3(a)(6) of the Exchange Act.

      (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

      (d) |_| Investment company registered under Section 8 of the Investment Company Act.

      (e)   |_| An investment adviser in accordance with Rule
            13d-1(b)(1)(ii)(E);

      (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

================================================================================
CUSIP No. 709754105              13G                         Page 10 of 13 Pages
--------------------------------------------------------------------------------

      (g) |_| A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

      (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

      (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

      (j)   |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned:

         Deerfield Capital, L.P. - 605,465 shares
         Deerfield Partners, L.P. - 144,800 shares
         Deerfield Special Situations Fund, L.P. - 460,665 shares
         Deerfield Management Company, L.P. - 1,092,185 shares
         Deerfield International Limited - 255,200 shares
         Deerfield Special Situations International Limited - 836,985 shares James E. Flynn - 1,697,650 shares
         -----------------------------------------------------------------------
     (b) Percent of class:

         Deerfield Capital, L.P. - 1.91%
         Deerfield Partners, L.P. - .46%
         Deerfield Special Situations Fund, L.P. - 1.46%
         Deerfield Management Company, L.P. - 3.45%
         Deerfield International Limited - .81%
         Deerfield Special Situations International Limited - 2.65%
         James E. Flynn - 5.37%
         -----------------------------------------------------------------------
     (c) Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote     James Flynn  - 0
                                                             All other Reporting
                                                             Persons      - 0
                                                             ------------------,
          (ii)  Shared power to vote or to direct the vote   Deerfield Capital,
                                                             L.P. - 605,465
                                                             Deerfield Partners,
                                                             L.P. - 144,800
                                                             Deerfield Special
                                                             Situations Fund,
                                                             L.P. - 460,665
                                                             Deerfield
                                                             Management Company,
                                                             L.P. - 1,092,185
                                                             Deerfield
                                                             International
                                                             Limited - 255,200
                                                             Deerfield Special
                                                             Situations Fund
                                                             International
                                                             Limited - 836,985
                                                             James E. Flynn -
                                                             1,697,650
                                                             ------------------

================================================================================
CUSIP No. 709754105              13G                         Page 11 of 13 Pages
--------------------------------------------------------------------------------

          (iii) Sole power to dispose or to direct the
                disposition of                               James Flynn   - 0
                                                             All other Reporting
                                                             Persons       - 0
                                                             ------------------,
          (iv) Shared power to dispose or to direct the
               disposition of                                Deerfield Capital,
                                                             L.P. - 605,465
                                                             Deerfield Partners,
                                                             L.P. - 144,800
                                                             Deerfield Special
                                                             Situations Fund,
                                                             L.P. - 460,665
                                                             Deerfield
                                                             Management Company,
                                                             L.P. - 1,092,185
                                                             Deerfield
                                                             International
                                                             Limited - 255,200
                                                             Deerfield Special
                                                             Situations Fund
                                                             International
                                                             Limited - 836,985
                                                             James E. Flynn -
                                                             1,697,650
                                                             ------------------,

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

         -----------------------------------------------------------------------
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

         N/A

         -----------------------------------------------------------------------
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

         N/A

         -----------------------------------------------------------------------

================================================================================
CUSIP No. 709754105              13G                         Page 12 of 13 Pages
--------------------------------------------------------------------------------

Item 8.  Identification  and  Classification  of Members of the Group.

     If a group has filed this schedule pursuant to ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

         See Exhibit B

         -----------------------------------------------------------------------
Item 9.  Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

         N/A

         -----------------------------------------------------------------------

Item 10. Certifications.

         "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

================================================================================
CUSIP No. 709754105              13G                         Page 13 of 13 Pages
--------------------------------------------------------------------------------

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DEERFIELD CAPITAL, L.P.

By:  J.E. Flynn Capital LLC,
     General Partner

By:  /s/ Darren Levine
     ----------------------------------
     Darren Levine, Attorney-In-Fact

DEERFIELD PARTNERS, L.P.

By:  Deerfield Capital, L.P.

By:  J.E. Flynn Capital LLC,
     General Partner

By:  /s/ Darren Levine
     ----------------------------------
     Darren Levine, Attorney-In-Fact

DEERFIELD SPECIAL SITUATIONS FUND, L.P.

By:  Deerfield Capital, L.P.

By:  J.E. Flynn Capital LLC,
     General Partner

By:  /s/ Darren Levine
     ----------------------------------
     Darren Levine, Attorney-In-Fact

DEERFIELD MANAGEMENT COMPANY, L.P.

By:  Flynn Management LLC
     General Partner

By:  /s/ Darren Levine
     ----------------------------------
     Darren Levine, Attorney-In-Fact

DEERFIELD INTERNATIONAL LIMITED

By:  Deerfield Management Company

By:  Flynn Management LLC,
     General Partner

By:  /s/ Darren Levine
     ----------------------------------
     Darren Levine, Attorney-In-Fact

DEERFIELD SPECIAL SITUATIONS FUND INTERNATIONAL LIMITED

By:  Deerfield Management Company

By:  Flynn Management LLC,
     General Partner

By:  /s/ Darren Levine
     ----------------------------------
     Darren Levine, Attorney-In-Fact

JAMES E. FLYNN

/s/ Darren Levine
----------------------------------
Darren Levine, Attorney-In-Fact

Date:  May 29, 2008

                                  Exhibit List

Exhibit A.      Joint Filing Agreement.

Exhibit B.      Item 8 Statement.

Exhibit C (1).  Power of Attorney.

(1) Previously filed as Exhibit 24 to a Form 4 with regard to PAR Pharmaceutical Companies, Inc. filed with the Commission on February 1, 2007 by Deerfield Capital L.P.; Deerfield Partners, L.P.; Deerfield Management Company, L.P.; Deerfield International Limited; Deerfield Special Situations Fund, L.P.; Deerfield Special Situations Fund International Limited; and James E. Flynn.

                                    Exhibit A

                                    Agreement

         The undersigned agree that this Schedule 13G and all amendments thereto, relating to the Common Stock of Penwest Pharmaceuticals Co. shall be filed on behalf of the undersigned.

DEERFIELD CAPITAL, L.P.

By:  J.E. Flynn Capital LLC,
     General Partner

By:  /s/ Darren Levine
     ----------------------------------
     Darren Levine, Attorney-In-Fact

DEERFIELD PARTNERS, L.P.

By:  Deerfield Capital, L.P.

By:  J.E. Flynn Capital LLC,
     General Partner

By:  /s/ Darren Levine
     ----------------------------------
     Darren Levine, Attorney-In-Fact

DEERFIELD SPECIAL SITUATIONS FUND, L.P.

By:  Deerfield Capital, L.P.

By:  J.E. Flynn Capital LLC,
     General Partner

By:  /s/ Darren Levine
     ----------------------------------
     Darren Levine, Attorney-In-Fact

DEERFIELD MANAGEMENT COMPANY, L.P.

By:  Flynn Management LLC
     General Partner

By:  /s/ Darren Levine
     ----------------------------------
     Darren Levine, Attorney-In-Fact

DEERFIELD INTERNATIONAL LIMITED

By:  Deerfield Management Company

By:  Flynn Management LLC,
     General Partner

By:  /s/ Darren Levine
     ----------------------------------
     Darren Levine, Attorney-In-Fact

DEERFIELD SPECIAL SITUATIONS FUND INTERNATIONAL LIMITED

By:  Deerfield Management Company

By:  Flynn Management LLC,
     General Partner

By:  /s/ Darren Levine
     ----------------------------------
     Darren Levine, Attorney-In-Fact

JAMES E. FLYNN

/s/ Darren Levine
----------------------------------
Darren Levine, Attorney-In-Fact

Date:  May 29, 2008

                                    Exhibit B

      Due to the relationships between them, the reporting persons hereunder may be deemed to constitute a "group" with one another for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934.